                              PURCHASE AGREEMENT


                                     among



                                 AZTEL, INC.,

                     GILA RIVER TELECOMMUNICATIONS, INC.,

                        U S WEST NEWVECTOR GROUP, INC.,

                       TOHONO O'ODHAM UTILITY AUTHORITY


                                     and


                       DOBSON CELLULAR OF ARIZONA, INC.



                        dated as of February 28, 1997

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                              TABLE OF CONTENTS
Description
-----------

SECTION 1.   Definitions.......................................................1

SECTION 2.   Acquisition of the Interests by the Purchaser.....................6
        2.1  Purchase and Sale of the Interests................................6
        2.2  Purchase Price....................................................6
        2.3  Deposit...........................................................7
        2.4  Payment of the Purchase Price.....................................7
        2.5  Purchase Price Adjustment.........................................7
        2.6  System Manager's Loans............................................8
        2.7  Closing Date......................................................8
        2.8  Closing Date Deliveries...........................................8
        2.9  Further Assurances...............................................10

SECTION 3.   Representations and Warranties of the Sellers....................10
        3.1  Legal Existence; Authority.......................................10
        3.2  Ownership of the Partnership.....................................11
        3.3  Subsidiaries and Interests In Other Companies....................11
        3.4  Authorization, Execution and Delivery of Agreement...............11
        3.5  Reports and Financial Statements.................................12
        3.6  Tax Matters......................................................13
        3.7  Undisclosed Liabilities..........................................13
        3.8  Absence of Certain Developments..................................13
        3.9  Operation of Business............................................14
       3.10  Governmental Consent, Etc. ......................................15
       3.11  Licenses and Permits.............................................15
       3.12  Contracts........................................................15
       3.13  Condition of Cellular Assets.....................................16
       3.14  Real Property-Owned..............................................16
       3.15  Personal Property-Owned..........................................16
       3.16  Real and Personal Property-Leased or Licensed....................16
       3.17  Employees........................................................16
       3.18  ERISA............................................................17
       3.19  Litigation, Claims and Legal Proceedings.........................17
       3.20  Customers; Agents................................................17
       3.21  Finders' and Brokers' Fees.......................................17
       3.22  Accounts Receivable; Inventories.................................18
       3.23  Insurance........................................................18
       3.24  Product Liability Claims; Product Warranties.....................18
       3.25  Environmental Protection.........................................18
       3.26  Intentionally Omitted............................................19


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       3.27  Pricing of Services..............................................19
       3.28  Certain Business Relationships...................................20
       3.29  Intellectual Property Rights.....................................20
       3.30  No Material Adverse Effect.......................................20
       3.31  Burdensome Obligations...........................................20
       3.32  Section 4.9 Property.............................................20
       3.33  Disclaimer.......................................................20
       3.34  System Manager Loans.............................................21

SECTION 4.   Representations and Warranties of the Purchaser..................21
        4.1  Legal Existence..................................................21
        4.2  Authorization, Execution and Delivery of this Agreement..........21
        4.3  Finder's and Broker's Fees.......................................21
        4.4  Qualification....................................................21
        4.5  Litigation, Claims and Legal Proceedings.........................21

SECTION 5.   Events Prior to Closing..........................................22
        5.1  Access to Partnership............................................22
        5.2  Preserve Accuracy of Representations and Warranties..............22
        5.3  Operations Prior to the Closing Date.............................22
        5.4  Consents and Approvals...........................................24
        5.5  Obligations of the Purchaser Prior to Closing....................24
        5.6  Control of the Cellular System...................................25
        5.7  FCC and State Regulatory Approval................................25
        5.8  Budget...........................................................25
        5.9  Transfer of Section 4.9 Property.................................26
       5.10  Financial and Other Reports......................................26
       5.11  Supplemental Disclosure..........................................27
       5.12  Excess Cash Flow.................................................27

SECTION 6.   Conditions to the Purchaser's Obligation.........................27
        6.1  Opinion of Counsel for the Sellers...............................27
        6.2  Opinion of Federal and State Regulatory Counsel for Sellers......27
        6.3  Representations and Warranties...................................27
        6.4  Performance of this Agreement....................................28
        6.5  Officer's Certificate............................................28
        6.6  FCC and State Regulatory Authority Final Order...................28
        6.7  Litigation.......................................................28
        6.8  Additional Closing Items.........................................28
        6.9  Consents.........................................................28
       6.10  All Interests Tendered...........................................28


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       6.11   Due Diligence...................................................28
       6.12   Customers; Agents...............................................28

SECTION 7.    Conditions to the Sellers' Obligation...........................29
        7.1   Opinion of Counsel for the Purchaser............................29
        7.2   Representations and Warranties..................................29
        7.3   Performance of this Agreement...................................29
        7.4   Officer's Certificate...........................................29
        7.5   FCC and State Regulatory Authority Final Order..................29
        7.6   Litigation......................................................29
        7.7   Additional Closing Items........................................29
        7.8   Authorization Certificate.......................................29

SECTION 8.    1996 Audited Financials.........................................29

SECTION 9.    Survival of Representations and Warranties and Covenants........30

SECTION 10.   Indemnification.................................................30
        10.1  Indemnification by the Sellers..................................30
        10.2  Indemnification by the Purchaser................................31
        10.3  Notice of Claims................................................31
        10.4  Third Party Claims..............................................31
        10.5  Limitations.....................................................32
        10.6  Escrow..........................................................33

SECTION 11.   Tax Records and Filings.........................................33

SECTION 12.   Confidentiality.................................................34
        12.1  Prior to Closing................................................34
        12.2  Failure to Close................................................34
        12.3  Remedies........................................................34

SECTION 13.   Notices.........................................................34

SECTION 14.   Third Party Rights..............................................36

SECTION 15.   Parties in Interest; Assignment.................................36

SECTION 16.   Construction; Governing Law.....................................36

SECTION 17.   Entire Agreement; Amendment and Waiver..........................36

SECTION 18.   Severability....................................................37


                                      iii

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SECTION 19.   Counterparts....................................................37

SECTION 20.   Expenses and Fees...............................................37

SECTION 21.   Schedules and Exhibits..........................................37

SECTION 22.   Termination.....................................................37

SECTION 23.   Remedies........................................................38

SECTION 24.   Purchaser Restructuring.........................................38

SECTION 25.   Arbitration.....................................................38
        25.1  Claims..........................................................38
        25.2  Rules...........................................................38
        25.3  No Discovery; Damages; Expenses.................................39
        25.4  Judicial or Administrative Action...............................39

SECTION 26.   Limitation of Liability.........................................39


                                      iv

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                                  SCHEDULES
                                  ---------



Schedule 2              Partnership Interests
Schedule 3.4            Consents
Schedule 3.5(a)(i) Historical Financial Statements
Schedule 3.5(a)(ii)     Current Financial Statements
Schedule 3.5(a)(iii)    Budget
Schedule 3.7            Other Liabilities
Schedule 3.8            Absence of Certain Developments
Schedule 3.10           Governmental Consents, Etc.
Schedule 3.11           Licenses and Permits
Schedule 3.12           Material Agreements
Schedule 3.13(a) Cellular Assets Exception
Schedule 3.13(b) Cellular Assets
Schedule 3.14           Real Property - Owned
Schedule 3.15           Personal Property - Owned
Schedule 3.16           Real and Personal Property - Leased or Licensed
Schedule 3.18           ERISA
Schedule 3.19           Litigation, Claims and Legal Proceedings
Schedule 3.20(b) Agents
Schedule 3.21           Brokers
Schedule 3.22           Accounts Receivable
Schedule 3.23           Insurance
Schedule 3.24           Product and Service Warranties
Schedule 3.25           Environmental Permits, Licenses, Etc.
Schedule 3.27           Service Packages
Schedule 3.28(a) Certain Business Relationships
Schedule 3.28(b) Title Exceptions
Schedule 3.29           Intellectual Property Rights
Schedule 3.30           No Material Adverse Effect
Schedule 3.32           Section 4.9 Property
Schedule 5.9            NewVector Territory

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                                   EXHIBITS
                                   --------

Exhibit A          Deposit Escrow Agreement
Exhibit B          Escrow Agreement
Exhibit C          Form of Opinion of Sellers' Counsel
Exhibit D          Form of Opinion of Sellers' FCC Counsel
Exhibit E          Form of Opinion of Purchaser's Counsel

                              PURCHASE AGREEMENT


    THIS PURCHASE AGREEMENT is made and entered into as of the 28th day of February 1997, by and among AZTEL, INC., an Arizona corporation ("Aztel"), GILA RIVER TELECOMMUNICATIONS, INC., a corporation organized pursuant to Gila River Indian Community Resolution Number GR-101-88 ("Gila"), U S WEST NEWVECTOR GROUP, INC., a Colorado corporation ("NewVector"), TOHONO O'ODHAM UTILITY AUTHORITY, a subsidiary organization of the Tohono O'odham Nation, duly organized pursuant to a Plan of Operation approved by Resolution No. 91-175 of the Tohono O'odham Legislative Council ("TOUA") (TOUA, NewVector, Gila and Aztel may sometimes hereinafter be referred to individually as a "Seller" and collectively as the "Sellers"), and DOBSON CELLULAR OF ARIZONA, INC., an Oklahoma corporation (the "Purchaser").

                                 W I T N E S S E T H:

    WHEREAS, the Sellers own all of the issued and outstanding partnership interests (the "Partnership Interests") and voting interests (the "Voting Rights") of Gila River Cellular General Partnership, an Arizona general partnership (the "Partnership"); and

    WHEREAS, the Partnership holds the wireline cellular telephone license granted by the FCC for the Arizona RSA and is the owner of one hundred percent of the Cellular System; and

    WHEREAS, the Sellers desire to sell all of the Partnership Interests and Voting Rights (collectively, the "Interests"), as set forth on SCHEDULE 2 attached hereto, to the Purchaser and the Purchaser desires to purchase the Interests on the terms and conditions set forth in this Agreement; and

    WHEREAS, it is a condition to the closing of the transactions contemplated by this Agreement that all of the Sellers sell all of the Interests subject to
Section 24 below; and

    WHEREAS, the Purchaser and the Sellers believe that it is in their mutual interest to enter into this Agreement;

    NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:


                                      1

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    SECTION 1.  DEFINITIONS.

    Whenever used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1 unless the context requires otherwise. Each definition herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires.

    ACT. The term "Act" shall have the meaning set forth in Section 3.10 of this Agreement.

    AFFILIATE. The term "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, and any Person which holds any ownership interest in, either directly or indirectly, any such Person.

    AGENT. The term "Agent" shall mean a Person who has contracted with the Partnership to sell cellular telephone equipment or services on behalf of the Partnership.

    ARIZONA RSA. The term "Arizona RSA" shall mean the geographic area contained within the boundaries of the FCC's Rural Service Area No. 322, Arizona 5 - Gila.

    AUDITOR. The term "Auditor" shall have the meaning set forth in Section 8 of this Agreement.

    AZTEL. The term "Aztel" shall have the meaning set forth in the Preamble of this Agreement.

    BALANCE SHEET DATE. The term "Balance Sheet Date" shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

    BUDGET. The term "Budget" shall have the meaning set forth in Section 3.5(a)(iv) of this Agreement.

    BUSINESS DAY.  The term "business day" shall have the meaning set forth in
Section 13 of this Agreement.

    CAPITAL EXPENDITURES. The term "Capital Expenditures" shall mean capital expenditures determined in accordance with GAAP.

    CELLULAR ASSETS. The term "Cellular Assets" shall have the meaning set forth in Section 3.15 of this Agreement.

    CELLULAR SYSTEM. The term "Cellular System" shall mean the wireline cellular radio telephone system licensed by the FCC in the Arizona RSA.

    CLOSING.  The term "Closing" shall have the meaning set forth in
Section 2.7 of this Agreement.


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    CLOSING DATE.  The term "Closing Date" shall have the meaning set forth in
Section 2.7 of this Agreement.

    CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

    CURRENT FINANCIAL STATEMENTS. The term "Current Financial Statements" shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

    CUSTOMER. The term "Customer" shall have the meaning set forth in Section 3.20(a) of this Agreement.

    EMPLOYEE PLAN. The term "Employee Plan" shall have the meaning set forth in Section 3.20 of this Agreement.

    ENCUMBRANCE. The term "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind, whether arising by contract, operation of law or otherwise.

    ENVIRONMENTAL LAWS. The term "Environmental Laws" shall have the meaning set forth in Section 3.27 of this Agreement.

    ERISA. The term "ERISA" shall have the meaning set forth in Section 3.18 of this Agreement.

    ERISA AFFILIATE. The term "ERISA Affiliate" shall have the meaning set forth in Section 3.20 of this Agreement.

    ESCROW AGENT.  The term "Escrow Agent" shall have the meaning set forth in
Section 2.4 of this Agreement.

    ESCROW AGREEMENT. The term "Escrow Agreement" shall have the meaning set forth in Section 2.4 of this Agreement.

    ESCROW PAYMENT. The term "Escrow Payment" shall have the meaning set forth in Section 2.4 of this Agreement.

    EXPENSES. The term "Expenses" shall mean any and all expenses (i) incurred in connection with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses,


                                      3

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accountants and other professionals) and (ii) incurred by a governmental body to investigate, study or reclaim any environmental damage and payable by any Indemnified Party.

    FCC. The term "FCC" shall mean the Federal Communications Commission and any successor federal agency having principal jurisdiction over the regulation of the communications authorizations of the Cellular System.

    FCC AND STATE APPROVALS. The term "FCC and State Approvals" shall have the meaning set forth in Section 3.10 of this Agreement.

    FINAL ORDER.  The term "Final Order" shall have the meaning set forth in
Section 5.7 of this Agreement.

    GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are, as to any Person, consistently applied to such Person.

    GILA. The term "Gila" shall have the meaning set forth in the Preamble to this Agreement.

    HISTORICAL FINANCIAL STATEMENTS. The term "Historical Financial Statements" shall have the meaning set forth in Section 3.5(a)(i) of this Agreement.

    INDEMNIFIED PARTY. The term "Indemnified Party" shall have the meaning set forth in Section 10.2 of this Agreement.

    INDEMNIFYING PARTY. The term "Indemnifying Party" shall have the meaning set forth in Section 10.3 of this Agreement.

    INTERIM PERIOD. The term "Interim Period" shall have the meaning set forth in Section 2.5 of this Agreement.

    JUNE BALANCE SHEET. The term "June Balance Sheet" shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

    LEGAL PROCEEDINGS. The term "legal proceedings" shall have the meaning set forth in Section 3.19 of this Agreement.

    LETTER OF INTENT. The term "Letter of Intent" shall mean that certain letter dated September 10, 1996 between the Purchaser's parent company and the Sellers, outlining the


                                      4

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general terms and conditions pursuant to which the Interests will be acquired, which letter is being superseded by this Agreement as contemplated hereby.

    LOSSES. The term "Losses" shall mean any and all losses, costs, obligations, liabilities, diminutions in value, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, but shall not include Expenses.

    MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall have the meaning set forth in Section 3.30 of this Agreement.

    NATION.  The term "Nation" shall have the meaning set forth in
Section 3.1(a) of this Agreement.

    NEWVECTOR. The term "NewVector" shall have the meaning set forth in the Preamble to this Agreement.

    PARTNERS' COMMITTEE. The term "Partners' Committee" shall have the meaning set forth in the Partnership Agreement.

    PARTNERSHIP. The term "Partnership" shall have the meaning set forth in the recital clauses of this Agreement.

    PARTNERSHIP AGREEMENT. The term "Partnership Agreement" shall mean that certain Amended and Restated Partnership Agreement of Gila River Cellular General Partnership dated October 13, 1994, as amended.

    PERMITTED ENCUMBRANCE. The term "Permitted Encumbrance" shall mean statutory liens not yet past due, and Encumbrances that do not materially interfere with the use by Sellers of the property subject thereto or affected thereby.

    PERSON. The term "Person" shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, including an Indian nation, and any governmental council, department or agency or political subdivision thereof.

    PROJECTIONS.  The term "Projections" shall have the meaning set forth in
Section 3.5(a)(iv) of this Agreement.

    PURCHASE PRICE. The term "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.


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    PURCHASER.  The term "Purchaser" shall mean have the meaning set forth in the Preamble of this Agreement.

    PURCHASER INDEMNIFIED PARTY. The term "Purchaser Indemnified Party" shall have the meaning set forth in Section 10.1 of this Agreement.

    RESTRUCTURING. The term "Restructuring" shall have the meaning set forth in Section 24 of this Agreement.

    SECTION 4.9 PROPERTY. The term "Section 4.9 Property" shall have the meaning set forth in Section 5.9 of this Agreement.

    SELLER INDEMNIFIED PARTY. The term "Seller Indemnified Party" shall have the meaning set forth in Section 10.2 of this Agreement.

    SELLERS. The term "Sellers" shall have the meaning set forth in the Preamble of this Agreement.

    SELLER'S KNOWLEDGE OR KNOWLEDGE OF ANY SELLER. The term "Seller's Knowledge" or "Knowledge of any Seller" shall mean the existence of actual knowledge of a matter by, in the case of NewVector, Dan Blakeman or NewVector's Partners' Committee representative and, in the case of any other Seller, such other Seller's Partners' Committee representative.

    SIX MONTH INCOME STATEMENT. The term "Six Month Income Statement" shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

    SYSTEM MANAGER. The term "System Manager" shall have the meaning set forth in the Partnership Agreement.

    TAXES. The Term "Tax" or "Taxes" means all taxes, charges, fees, levies, inposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

    TOUA. The term "TOUA" shall have the meaning set forth in the Preamble to this Agreement.

    UNSERVED AREA. The term "Unserved Area" shall have the meaning set forth in Section 5.9 of this Agreement.


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    SECTION 2.  ACQUISITION OF THE INTERESTS BY THE PURCHASER.

    2.1 PURCHASE AND SALE OF THE INTERESTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements herein contained, on the Closing Date, each of the Sellers shall sell, assign, transfer and deliver to the Purchaser, free and clear of all Encumbrances, the Interests set forth opposite such Seller's name on SCHEDULE 2 attached hereto, in exchange for the payment by the Purchaser of the Purchase Price therefor, all as set forth in this Section 2, and the Purchaser shall purchase the Interests from the Sellers at the price and in the manner set forth in this Section 2.

    2.2 PURCHASE PRICE. Subject to the adjustments, if any, to be made in accordance with Section 2.5 hereof, the total purchase price for the Interests shall be Fifty-Three Million One Hundred Thousand Dollars ($53,100,000) (as adjusted, the "Purchase Price"). Each Seller's portion of the Purchase Price shall be as set forth on SCHEDULE 2 attached hereto.

    2.3 DEPOSIT. Within three (3) days of the execution of this Agreement, Purchaser is depositing as a good faith deposit $2.65 million (the "Deposit") with CoreStates Bank, N.A. (the "Deposit Escrow Agent"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement substantially in the form of EXHIBIT A attached hereto (the "Deposit Escrow Agreement"). If the Closing occurs, then the Deposit and all earnings on the Deposit shall be paid to Sellers (on a pro rata basis based on each Seller's percentage ownership of outstanding Partnership Interests) pursuant to the Deposit Escrow Agreement and the full amount of the Deposit and the earnings thereon shall be credited against and deducted from the Purchase Price to be paid at the Closing by Purchaser for the Interests. If Sellers terminate this Agreement in accordance with the provisions of Section 22(a)(iv) and, at the time of such termination, Sellers are not then in breach of any of their representations, warranties, covenants or agreements in any material respect and the conditions set forth in Sections 6.6 and 6.12 shall have been satisfied, then Sellers (on a pro rata basis based on each Seller's percentage ownership of outstanding Partnership Interests) shall be paid the Deposit and all earnings on the Deposit as liquidated damages. Notwithstanding anything else set forth in this Section 2.3, Sellers' sole and exclusive recourse for Purchaser's breach of its representations or obligations under this Agreement prior to Closing shall only be to receive the Deposit and all earnings thereon. In any other case if the Closing does not occur, then, pursuant to the Deposit Escrow Agreement, the Deposit and all earnings thereon shall be paid to Purchaser. All determinations of breach and satisfaction of conditions shall be made, and all payments by the Deposit Escrow Agent shall be made, in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

    2.4 PAYMENT OF THE PURCHASE PRICE. The Purchase Price, less the Deposit and all earnings thereon and less an amount equal to $1.5 million (the "Escrow Payment"), shall be payable on the Closing Date by wire transfer of immediately available funds. The Escrow Payment shall


                                      7

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reduce the amount of the Purchase Price that each Seller shall receive on the
Closing Date pro rata based on such Seller's portion of the Purchase Price. The Escrow Payment shall be paid by the Purchaser to a national bank with capital in excess of $500 million mutually acceptable to the Purchaser and the Sellers (the "Escrow Agent") on the Closing Date to be held, invested and disbursed pursuant to the terms of the Escrow Agreement substantially in the form of EXHIBIT B attached hereto (the "Escrow Agreement").

    2.5  PURCHASE PRICE ADJUSTMENT.  Each Seller's portion of the Purchase
Price shall be (i) increased by the amount of any capital contributions actually paid in cash by such Seller to the Partnership during the period commencing on September 10, 1996 to the Closing Date (the "Interim Period") and (ii) decreased by the sum of (x) the amount of any cash distributions made by the Partnership to such Seller during the Interim Period or which are payable to such Seller as of the Closing Date (except for those cash distributions permitted by Section
5.12 below) and (y) the fair market value of any Cellular Assets distributed to such Seller during the Interim Period or which is receivable by such Seller as of the Closing Date. Notwithstanding the foregoing, the transfer of Section 4.9 Property to the Partnership as required by Section 5.9 hereof shall not be treated as a capital contribution which results in an increase in the Purchase Price under this Agreement.

    2.6 SYSTEM MANAGER'S LOANS. On the Closing Date, the Purchaser shall pay NewVector as System Manager any amounts owed by the Partnership to NewVector pursuant to Section 4.4 of the Partnership Agreement as of the Closing Date.

    2.7 CLOSING DATE. The closing of the purchase and sale of the Interests as contemplated hereby (the "Closing") shall take place at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799 or such other site as is mutually agreed upon on the tenth (10th) business day after the date on which all FCC and State Approvals for the sale of the Interests have been received and shall have become a Final Order, or on such other date to which the parties hereto mutually agree. For purposes of this Agreement, the date on which the Closing occurs is referred to herein as the "Closing Date."

    2.8  CLOSING DATE DELIVERIES.

         (a) THE SELLERS' DELIVERIES. At the Closing, concurrently with the discharge of the Purchaser's closing obligations, the Sellers shall deliver to the Purchaser:

                   (i) such bills of sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Purchaser good and marketable title in and to the Interests, free and clear of all Encumbrances;


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

                   (ii) written resignations of the System Manager and all members (other than Everett Dobson) of the Partners' Committee effective as of the Closing Date;

                   (iii) the opinions of counsel and certificates required by Sections 6.1, 6.2, 6.5 and 6.10 of this Agreement;

                   (iv) the consents required by Sections 3.4 and 3.10 of this Agreement;

                   (v) all minute books and partnership books and records relating to the Partnership;

                   (vi) general releases in form reasonably acceptable to the Purchaser and the Sellers executed by each Seller, the System Manager and all members (other than Everett Dobson) of the Partners' Committee immediately prior to the Closing pursuant to which such Persons release the Partnership from any and all debts, liabilities and obligations of the Partnership, including, without limitation, the Partnership's indemnification obligations pursuant to Section 12.2 of the Partnership Agreement, to such Persons existing at or prior to the Closing;

                   (vii)  the Escrow Agreement;

                   (viii) copies of such bills of sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment which were necessary to vest in the Partnership good and marketable title in and to (x) all Section 4.9 Property, including evidence of filings with governmental authorities if required in connection therewith, and (y) all contracts and other assets set forth on
          SCHEDULE 3.28(b) (other than those contracts which are not assignable) which the Purchaser has given written notice to the System Manager that such assets and contracts should be assigned to the Partnership.

                   (ix) copies of the resolutions of the Board of Directors and shareholders of Aztel and NewVector authorizing Aztel's and NewVector's execution and delivery of this Agreement and sale of their Interests to Purchaser, certified by the Secretary of each of Aztel and NewVector;

                   (x) a copy of the resolution of the Board of Directors of TOUA authorizing TOUA's execution and delivery of this Agreement and sale of its Interest to Purchaser, certified by a duly authorized officer of TOUA;

                   (xi) a copy of the resolution of the Gila River Indian Community authorizing Gila's execution and delivery of this Agreement and the sale of its Interest to Purchaser, certified by a duly authorized officer of Gila;

                   (xii) the waiver by each Seller of its right of first refusal pursuant to Section 10.3 of the Partnership Agreement in connection with the transactions contemplated by this Agreement; and

                   (xiii) the pro forma balance sheet of the Partnership as of the Closing Date, taking into account all transactions contemplated hereby to take effect on such date.

          (b) THE PURCHASER'S DELIVERIES. At the Closing, concurrently with the discharge of the Sellers' closing obligations, the Purchaser shall deliver to the Sellers:

                   (i) by bank wire transfer of immediately available funds as directed by each Seller on or prior to the Closing Date an amount equal to the Purchase Price less the Deposit and all earnings thereon and the Escrow Payment;

                   (ii) the opinion of counsel and certificates required by Sections 7.1, 7.4 and 7.8 of this Agreement;

                   (iii) a copy of the resolutions of the Board of Directors of the Purchaser authorizing the Purchaser's execution and delivery of this Agreement and the purchase of the Interests, certified by the Secretary of the Purchaser;

                   (iv)   the Escrow Agreement;

                   (v) the consents, if any, needed to be obtained by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement; and

                   (vi) a general release in form acceptable to the Purchaser and executed by the Partnership releasing NewVector in its capacity as System Manager from any claims, liabilities and obligations the Partnership may have against NewVector in its capacity as System Manager.

    2.9 FURTHER ASSURANCES. The Sellers shall, at any time and from time to time on and after the Closing Date, upon request by the Purchaser and without further consideration, take or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming to the Purchaser the Interests to be sold and transferred to the Purchaser hereunder, and for reducing to the possession of the Purchaser any of the Partnership's assets or properties not in the Purchaser's possession on the Closing Date.

    SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, individually with respect to the representations and warranties set forth in
Section 3.1(a)(i) (as applicable), Section 3.2, Section 3.4, Section 3.6,
Section 3.18, the last sentence of Section 3.19, Section 3.21, the last sentence of Section 3.30 and Section 3.32, and severally for all other representations and warranties set forth in this Section 3, represents and warrants to Purchaser, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, as follows:

    3.1  LEGAL EXISTENCE; AUTHORITY.

         (a)  ORGANIZATION; GOOD STANDING.

                   (i) Each of the Sellers (other than TOUA) is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation. TOUA is a subsidiary organization of the Tohono O'odham Nation (the "Nation") duly organized pursuant to a legal and valid resolution of the Nation's Legislation Council. Each of the Sellers has the full power and authority to own and use its properties and to transact the business in which it is engaged, to enter into this Agreement and the other agreements contemplated by this Agreement, to sell its Interests to Purchaser and to consummate the transactions contemplated hereby.

                   (ii) The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Arizona. The Partnership is duly qualified to transact business as a foreign partnership and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification. The Partnership has the full power and authority to own and use its properties and to transact the business in which it is engaged.

         (b) PARTNERSHIP ORGANIZATION DOCUMENTS. True, correct and complete copies of the Partnership Agreement, as in effect on the date hereof, and minute book of the Partners' Committee and partnership transfer records and other records of the Partnership have been delivered to the Purchaser for inspection.

    3.2  OWNERSHIP OF THE PARTNERSHIP.

    Each Seller is the owner of the Interests set forth opposite such Seller's name on SCHEDULE 2 attached hereto. Each Seller holds good and marketable title to the Interests reflected opposite its name on SCHEDULE 2 free of all Encumbrances. The Partnership Interests and Voting Rights constitute all of the outstanding voting, ownership and other interests of, and rights in, the Partnership. Each Seller has satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in the Partnership and is not in default under the Partnership Agreement or similar instrument setting forth the rights and obligations of the partners of the Partnership. There are no (i) outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by the Partnership or
(ii) other agreements or commitments to which the Partnership or any of the Sellers is a party or by which the Partnership or any of the Sellers are bound or affected of any character relating to the Interests, including, without limitation, any agreement or commitment obligating any Seller to deliver or sell, or cause to be delivered or sold, any of the Interests or rights therein or obligating the Partnership to issue, a partnership interest or other equity interest to any other Person.

    3.3 SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. The Partnership does not have any subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other Person.

    3.4 AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all necessary action by each Seller and its shareholders or other equity owners and do not violate the corporate charter, by-laws or other organizational documents or resolutions of such Seller. This Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms; subject, however, to bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    Except as set forth on SCHEDULE 3.4 attached hereto, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for hereby (i) will violate or conflict with any provision of the corporate charters, by-laws or other organizational documents or resolutions of any Seller, (ii) will violate or conflict with any provision of the Partnership Agreement, (iii) assuming the consents of the Persons referenced in SCHEDULE 3.4 are obtained, will result in any violation or breach of or default under, will create any rights of acceleration, termination or cancellation or cause any loss of rights under, or will result in the creation or imposition of any Encumbrance on the Partnership's assets or properties under any contract, trust agreement, mortgage, indenture or other agreement or instrument to which any Seller or the Partnership is a party or by which any Seller or the Partnership is bound, or to which any Seller or the Partnership or any of their respective properties is subject or (iv) require the consent or authorization of any other Person.

    3.5  REPORTS AND FINANCIAL STATEMENTS.

         (a)  The Purchaser has heretofore been furnished with the following:

                   (i) true and complete copies of the audited balance sheet of the Partnership as of December 31, 1994 and December 31, 1995 and the related audited statements of income, cash flows and partners' capital for the years then ended, each of such balance sheets and income statements being attached hereto as SCHEDULE 3.5(a)(i) (collectively, the "Historical Financial Statements");

                   (ii) true and complete copies of the unaudited balance sheet (the "June Balance Sheet") of the Partnership at June 30, l996 (the "Balance Sheet Date") and the related unaudited statement of income, cash flows and partners' capital for the six-month period then ended (the "Six Month Income Statement; and together with the June Balance Sheet, the "Current Financial Statements"), such balance sheet and income and cash flow statements being attached hereto as
         SCHEDULE 3.5(a)(ii);

                   (iii) the Capital Expenditure budget of the Partnership approved by the Partners' Committee providing for expenditure of capital items for the twelve-month fiscal period ending December 31, 1997 dated as of December 13, 1996 and attached hereto as
         SCHEDULE 3.5 (a)(iii) (the "Budget").

         (b) Each of the Historical and Current Financial Statements delivered under Section 3.5 (a)(i) and (ii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods except as otherwise stated therein; each of the balance sheets included in such Historical and Current Financial Statements fairly presents, in all material respects, the financial condition of the Partnership as at the close of business on the date thereof; and each of the statements of income included in such Historical and Current Financial Statements fairly presents, in all material respects, the results of operations of the Partnership for the fiscal period then ended (subject to normal recurring year-end adjustments in the case of any unaudited interim financial statements).

         (c)  The pro forma balance sheet of the Partnership referred to in
Section 2.8(a)(xiii) will be prepared by management of the Partnership taking into consideration the effect of the transactions contemplated by this Agreement, and as of the date of such pro forma balance sheet none of the Sellers will be aware of any fact which casts doubt on the accuracy or completeness thereof. Such pro forma balance sheet of the Partnership will fairly present in all material respects the financial condition of the Partnership as of the date thereof taking into consideration the effect of the transactions contemplated by the Agreement.

    3.6 TAX MATTERS. (a) Each of the Sellers and the Partnership has timely filed all Tax returns and statements which it is required to file; (b) all such returns are complete and accurate in all material respects and disclose all Taxes required to be paid for the periods covered thereby; (c) the Partnership has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of the Partnership or any Seller and (f) all Taxes which the Partnership is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid. Since the date of its formation the Partnership has qualified in all respects to be classified for federal income tax purposes as a partnership (and not as an association or publicly-traded partnership taxable as a corporation). The Partnership has paid all Taxes due prior to the date hereof and will pay when due all Taxes which may become due on or before the Closing Date.

    3.7 UNDISCLOSED LIABILITIES. The Partnership does not have any material liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except (i) to the extent set forth in SCHEDULE 3.7 hereto or as to account category in excess of the amounts shown for such account category in the Current Financial Statements, (ii) liabilities, debts or obligations of the same nature as those set forth in the Current Financial Statements reasonably incurred in the ordinary course of business of the Partnership since the Balance Sheet Date, none of which, individually or in the aggregate, is material and (iii) liabilities not required under GAAP to be shown in the Current Financial Statements.

    3.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the transactions contemplated by this Agreement or as set forth in the Schedules to this Agreement, since the Balance Sheet Date, the Partnership has conducted its business only in the ordinary course and in conformity with good business practice. Without limiting the generality of the foregoing, except as set forth on SCHEDULE 3.8 attached hereto, the Partnership has not since the Balance Sheet
Date:

         (a) sold, leased, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance other than Permitted Encumbrances on, any of its assets reflected on the Current Financial Statements or any assets acquired after the Balance Sheet Date, except for sales of inventory in the ordinary course of its business consistent with past practices.

         (b) granted any bonus or other special compensation or increased the compensation or benefits payable or to become payable to the System Manager, any Partners' Committee members or officers or instituted any increase in or otherwise amended any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan;

         (c) suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation or other taking which materially and adversely affects its assets, properties or business;

         (d) canceled without payment in full or compromised any claims, notes, loans, or obligations or other material right of value receivable from any Person except in the ordinary course of its business consistent with past practices;

         (e) sold, assigned or transferred any copyrights, trademarks, trade names, patents, licenses or other intangible assets;

         (f) issued or authorized the issuance of additional partnership interests or any options, warrants or rights to acquire any partnership interests;

         (g) except to comply with the Partnership's Budget, made or suffered any amendment or termination of any agreement, contract, commitment or lease, involving more than $50,000 to which it is or was a party, beneficiary or designee or by which it is or was bound or canceled, modified or waived any debts owed to or claims held by it (including the settlement of any claims or litigation) or waived any right in each case having material value and except in the ordinary course of business;

         (h) incurred any indebtedness for borrowed money to any Seller, an Affiliate of any Seller or any other Person;

         (i) other than in connection with the purchase of equipment in the ordinary course of its business consistent with past practices or in accordance with the Budget, created, incurred, guaranteed or assumed any indebtedness for borrowed money or entered into any capitalized leases;

         (j) delayed payment of any material account payable or other material liability beyond its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practices;

         (k) except as permitted by Section 5.12, declared, set aside or paid or made any distribution (whether in cash, equity or other property) to the Sellers in respect of the Partnership Interests or any Indebtedness of the Partnership to any Seller or an Affiliate of any Seller;

         (l) purchased, redeemed, called for purchase or redemption or otherwise acquired any Partnership Interests or any other securities; or

         (m) agreed, committed to do, authorized or entered into any agreement or understanding to do any of the foregoing.

    3.9 OPERATION OF BUSINESS. The Partnership is not in violation of any applicable order, regulation or requirement relating to its operations, except as would not reasonably be expected to have a Material Adverse Effect (as defined in Section 3.30 below).

    3.10 GOVERNMENTAL CONSENT, ETC. No consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any federal or state governmental authority is required to be obtained by any Seller or the Partnership in connection with the transactions contemplated by this Agreement, except such consents, approvals or filings as may be required under the Communications Act of 1934, as amended, and Title 47 of the Code of Federal Regulations, as amended (collectively the "Act") and applicable state laws (collectively, the "FCC and State Approvals"), as more particularly described on SCHEDULE 3.10 attached hereto.

    3.11 LICENSES AND PERMITS.  The Partnership has validly and legally obtained and duly holds all necessary and material licenses, certificates, consents, permits, approvals and authorizations of federal and state public or governmental bodies including, without limitation, the FCC and applicable state regulatory bodies, which are required in connection with the operation of the Cellular System (collectively referred to as the "Cellular Licenses").
SCHEDULE 3.11 attached hereto sets forth a true and accurate description (including the expiration date) of each Cellular License issued by the FCC as in effect on the date of this Agreement. All Cellular Licenses are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would materially and adversely affect the operation of the
Cellular System.   All reports required to be filed with the FCC and all other governmental or administrative authorities by the Partnership have been timely filed and are accurate and complete in all respects. All fees due and payable to governmental authorities pursuant to the Cellular Licenses have been paid and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Partnership is in compliance in all material respects with the terms of the Cellular Licenses, as applicable, and there is no condition, event or occurrence existing, or any proceeding being conducted or, to the knowledge of any Seller, threatened by any governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Cellular Licenses.

    3.12 CONTRACTS.

         (a) SCHEDULE 3.12 attached hereto sets forth all of the contracts (other than standard contracts with subscribers for cellular services), leases or other agreements, written and oral, to which the Partnership is a party or by which it is bound. Each listed contract constitutes a valid and binding obligation of the Partnership, and is in full force and effect.

         (b) The Partnership has performed all material obligations required to be performed and is not in material default under, or in receipt of any claim of material default under, any contract or agreement listed on SCHEDULE 3.12 and to the knowledge of any Seller no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default of any such contract or agreement; to the knowledge of any Seller, there has been no default by the other parties to any contract or agreement listed on SCHEDULE 3.12.

         (c) The Partnership has complied with (except for matters which the applicable statute of limitations has expired) and is not in default under or in violation of any applicable statute, law (including, without limitation, environmental and occupational safety laws), ordinance, decree, order, rule or regulation of any governmental body, including, without limitation, rules and regulations of any authority which granted the Cellular Licenses, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

    3.13 CONDITION OF CELLULAR ASSETS.  Except as set forth on
SCHEDULE 3.13(a), the operating assets, contracts, leases and licenses of the Partnership (collectively, the "Cellular Assets") include all of the assets, contracts, leases and licenses which are used or held for use in connection with the operation of the Cellular System (as operated on the date hereof), including cellular telephones held as inventory, customer accounts, customer contracts, customer lists, accounts receivable and other cellular telephone equipment. Set forth on SCHEDULE 3.13(b) is a true and accurate list of the personal property included in the Cellular Assets with an original cost in excess of $10,000 The Cellular Assets are in a state of good repair and maintenance, normal wear and tear excepted.

    3.14 REAL PROPERTY - OWNED. SCHEDULE 3.14 attached hereto contains a description of all real property owned by the Partnership, including all buildings, plant, improvements or structures located thereon; the Partnership, as indicated on SCHEDULE 3.14, has good and marketable title to the real property and improvements listed in SCHEDULE 3.14, free and clear of all Encumbrances, other than Permitted Encumbrances. The buildings, plant and improvements located on the premises described in SCHEDULE 3.14 and the present use thereof comply with all zoning laws, building codes, fire codes, ordinances and regulations of governmental authorities having jurisdiction thereof, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

    3.15 PERSONAL PROPERTY - OWNED. Except as set forth on SCHEDULE 3.15 attached hereto and excluding the leased property described in SCHEDULE 3.16 attached hereto, the Partnership has good and marketable title to the Cellular Assets constituting personal property in the Cellular System, free and clear of all Encumbrances other than Permitted Encumbrances.

    3.16 REAL AND PERSONAL PROPERTY - LEASED OR LICENSED.  Set forth in
SCHEDULE 3.16 attached hereto is a description of all personal property leased or licensed by the Partnership and all real property leased or licensed by the Partnership, in each case, setting forth the name of the lessor or licensor, as the case may be, and (ii) in the case of real property, a description of the lease. With respect to such leases, the property described in such leases is presently used by the Partnership as indicated in
SCHEDULE 3.16 attached hereto as lessee under the terms of such leases, and such leases are legal, valid and binding on the Partnership, are in full force and effect, and are free and clear of all Encumbrances upon the leasehold interests created thereby other than Permitted Encumbrances and no defaults by the Partnership, or to the knowledge of any Seller, any other party thereto, exist under any such lease nor have any events occurred which, with the giving of notice or the lapses of time, or both, would be a default under any such lease. The Sellers have delivered to the Purchaser for inspection a true and correct copy of all leases set forth in SCHEDULE 3.16.

    3.17 EMPLOYEES. The Partnership does not have, and has never had, any employees.

    3.18 ERISA. Except as set forth on SCHEDULE 3.18, neither the Partnership nor any entity with which the Partnership would now be (or ever has been) aggregated pursuant to Section 414(B), (c), (m), or (o) of the Code ("ERISA Affiliate") is maintaining or ever has maintained any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of l974, as amended ("ERISA")) which is subject to Title IV of ERISA. Except as set forth on SCHEDULE 3.18, neither the Partnership nor any ERISA Affiliate has ever contributed (nor was ever obligated to contribute) to any multiemployer plan (within the meaning of Section 400l(a)(3) of ERISA). Except as set forth on SCHEDULE 3.18, neither the Partnership nor any ERISA Affiliate administers and operates or has ever administered and operated any employee benefit plan (within the meaning of Section 3(3) of ERISA).

    3.19 LITIGATION, CLAIMS AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 3.19 attached hereto, there are no suits, claims, actions or administrative, arbitration, governmental investigations or other similar proceedings of a similar nature relating to the Partnership (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) pending; and there are no judgments, orders, injunctions, decrees or awards relating to the Partnership (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) to which it is a party which is unsatisfied or requires continuing compliance therewith. Except as set forth on Schedule 3.19 attached hereto, to any Seller's knowledge there are no threatened suits, claims, actions or administrative, arbitration, governmental investigations or other threatened similar proceedings of a similar nature involving the Partnership (including threatened proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings), nor, to any Seller's knowledge is there any factual basis therefor; and to any Seller's knowledge there is no factual basis for any judgments, orders, injunction, decrees or awards relating to the Partnership (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) (such suits, actions, claims, judgments, orders, injunctions, decrees and awards are herein referred to as "Legal Proceedings").

    3.20 CUSTOMERS; AGENTS. (a) As of December 31, 1996, the Partnership had 5,667 Customers in service on the Cellular System. For purposes of this Agreement, a "Customer" is a Person (i) who has contracted for cellular telephone service on the Cellular System for at least forty-five (45) days at a prevailing rate for service, (ii) whose account is no more than thirty (30) days past due and (iii) who has a cellular telephone number from a local exchange company that is in the Cellular System's market.

         (b) SCHEDULE 3.20(b) attached hereto set forth a list of all Agents who sell cellular telephone equipment and/or service on behalf of the Partnership as of the date hereof, together with such Agent's address and the dollar amount of commissions paid by the Partnership to such Agent from June 30, 1996 to January 1, 1997.

    3.21 FINDERS' AND BROKERS' FEES. Except as set forth on SCHEDULE 3.21 attached hereto, neither the Sellers nor the Partnership, nor anyone on behalf of any of such parties, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. The Sellers, jointly and severally, will hold the Purchaser harmless against any claim for brokerage and finder's fees or agent's commissions which was contracted for or incurred by any Seller incident to or in connection with the transactions contemplated by this Agreement from any party.

    3.22 ACCOUNTS RECEIVABLE; INVENTORIES. (a) All accounts receivable of the Partnership have arisen from bona fide transactions by it in the ordinary course of business and constitute only valid claims which, to any Seller's knowledge, are not subject to counterclaims or setoffs. Except as set forth in
SCHEDULE 3.22 attached hereto, no such receivable has been outstanding for more than sixty (60) days beyond its date of invoice. All accounts receivable reflected in the Current Financial Statements are good and collectible in the ordinary course of business and consistent with past practice at the aggregate amounts recorded in respect thereof, net of an allowance for doubtful accounts reflected in the Current Financial Statements.

         (b) The inventories of the Partnership are in good, merchantable and useable condition in all material respects and are reflected in the Current Financial Statements and reflected in the books and records of the Partnership at the lower of average cost or market value. The quantities of inventory recorded by the Partnership are usable in the ordinary course of business.

    3.23 INSURANCE. SCHEDULE 3.23 attached hereto contains a description of all the Partnership's policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) which are held by the Partnership. All premiums due and payable under any such insurance policies or binders of the Partnership have been duly paid.

    3.24 PRODUCT LIABILITY CLAIMS; PRODUCT WARRANTIES. There are no product liability or product warranty claims pending or, to the knowledge of any Seller, threatened against the

Partnership; nor to any Seller's knowledge is there any factual basis therefor. Except as set forth in the form of customer service agreement attached hereto as SCHEDULE 3.24, the Partnership has not given or offered any warranty covering any class or group of products or services sold or distributed by the Partnership, which warranty is in effect on the date hereof or will be in effect on the Closing Date.

    3.25 ENVIRONMENTAL PROTECTION.

         (a) All facilities and property owned or leased by the Partnership have been, and continue to be, owned or leased by the Partnership in material compliance with all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment (collectively, "Environmental Laws").

         (b) There has been no past and there are no pending or, to the knowledge of any Seller, threatened, nor to the knowledge of any Seller is there any factual basis for any:

                   (i) claims, complaints, notices or requests for information received by the Partnership with respect to any alleged violation of any Environmental Law; or

                   (ii) complaints, notices or inquiries to the Partnership regarding potential liability under any Environmental Law.

         (c) There have been no "releases" of any "hazardous substances," "hazardous wastes" (each as defined in CERCLA as referred to below), petroleum products or any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning or any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended, at, on or under any property now or previously owned or leased by the Partnership except for releases which would not reasonably be expected to have a Material Adverse Effect.

         (d) The Partnership has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for its business, a list of which is set forth on SCHEDULE 3.25 attached hereto.

         (e) No property now or previously owned or leased by the Partnership is listed or, with respect to real property owned by the Partnership, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), on the Comprehensive Environmental Response

Compensation Liability Information System List ("CERCLIS") or on any similar state list of sites requiring investigation or clean-up.

         (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Partnership.

         (g) The Partnership has not transported or arranged for the transportation of any hazardous substances or hazardous wastes to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Partnership for any remedial work, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA.

    3.26 Intentionally Omitted.

    3.27 PRICING OF SERVICES. SCHEDULE 3.27 attached hereto sets forth a list of the service packages offered to Customers of the Cellular System and the prices charged therefor.

    3.28 CERTAIN BUSINESS RELATIONSHIPS. Except for NewVector in its capacity as System Manager and except as set forth on SCHEDULE 3.28(a), none of the Sellers and their Affiliates have been involved in any business arrangement or relationship with the Partnership within the past 12 months. Except as set forth on SCHEDULE 3.28(b), none of the Sellers and their Affiliates own any material assets, tangible or intangible, or have entered into any contract on behalf of the Partnership in such Seller's or such Affiliate's name, which is used in the business of the Partnership.

    3.29 INTELLECTUAL PROPERTY RIGHTS. All of the patents, trademarks, service marks, tradenames, trade secrets, copyrights, licenses and other intellectual property rights used in the operation of the Cellular System or owned or held by the Partnership are described in SCHEDULE 3.29 attached hereto. Except as set forth on SCHEDULE 3.29 attached hereto, to the knowledge of any Seller the Partnership's operation of the Cellular System does not infringe upon or violate any patents, trademarks, service marks, tradenames, trade secrets, copyrights, licenses or rights of anyone, and no claim is pending or threatened to the effect that the conduct by the Partnership of its business infringes upon or violates any patents, trademarks, service marks, tradenames, trade secrets, copyrights, licenses or rights of anyone.

    3.30 NO MATERIAL ADVERSE EFFECT. Except as set forth on SCHEDULE 3.30 attached hereto, since the Balance Sheet Date, there has occurred no material adverse effect (a "Material Adverse Effect") in the business, assets, properties (tangible and intangible), operating condition (financial or otherwise) or liabilities of the Partnership, taken as a whole, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not (other than changes, in each case, affecting the cellular industry generally or changes attributable to general economic conditions). None of the Sellers has any knowledge of any occurrence or development which might reasonably be expected to result in a Material
Adverse Effect on the Partnership.

    3.31 BURDENSOME OBLIGATIONS. The Partnership is not a party to or bound by any agreement, deed, lease or other instrument or subject to any order, writ, injunction or decree or other action of any court or governmental department, commission, bureau, board or other administrative agency or official, or any partnership or contractual restriction, which is so unusual or burdensome as could reasonably be expected to have a Material Adverse Effect.

    3.32 SECTION 4.9 PROPERTY.  SCHEDULE 3.32 attached hereto sets forth all
Section 4.9 Property which provides or will provide service in an Unserved Area as defined in Section 5.9 of this Agreement, which each Seller owns or has an interest in as of the date hereof, together with a brief description of each item, including its location, use and owner. The Sellers also agree not to file any applications with the FCC from the date hereof to the Closing Date requesting approval to provide cellular service in any of the Unserved Areas.

    3.33 DISCLAIMER. Except as specifically set forth herein, the Sellers make no representation or warranty, express or implied, in connection with the Cellular Assets or business of the Partnership or the transactions contemplated by this Agreement.

    3.34 SYSTEM MANAGER LOANS. As of the date hereof, the Partnership does not owe any amounts to NewVector in its capacity as System Manager.

    SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Sellers that:

    4.1 LEGAL EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The Purchaser will be on the Closing Date duly qualified to transact business as a foreign corporation and will be in good standing in the State of Arizona.

    4.2 AUTHORIZATION, EXECUTION AND DELIVERY OF THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms; subject, however, to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally or principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for hereby by the Purchaser (i) will conflict with or constitute a violation of any provisions of the Purchaser's charter or by-laws, (ii) will result in any violation or breach of or default under, will create any rights of acceleration, termination or cancellation or cause any loss of rights under or result in the creation or imposition of any Encumbrance on any of the assets of the Purchaser under any material contract, trust agreement, mortgage, indenture or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which the Purchaser or any of its properties is subject, or (iii) require the consent or authorization of any other Person.

    4.3 FINDER'S AND BROKER'S FEES. No Person is entitled to any finder's or brokerage fee or commission or other like payment in connection with the transactions contemplated by this Agreement based on agreements, arrangements or understandings with the Purchaser, or any of the Purchaser's respective officers, directors, representatives, agents or employees. The Purchaser will hold the Sellers harmless against any claim for brokerage and finder's fees or agent's commissions which was contracted for or incurred by the Purchaser incident to or in connection with the transactions contemplated by this Agreement from any party.

    4.4 QUALIFICATION. The Purchaser is qualified under the rules, regulations and policies of the FCC and applicable state regulatory authorities to acquire the Interests.

    4.5 LITIGATION, CLAIMS AND LEGAL PROCEEDINGS. There are no Legal Proceedings against the Purchaser or any pending or, to Purchaser's knowledge, threatened Legal Proceedings which would have an adverse impact on the Purchaser's ability to consummate the transaction contemplated by this Agreement.

    SECTION 5.  EVENTS PRIOR TO CLOSING.

    5.1 ACCESS TO PARTNERSHIP. During the Interim Period, the Sellers shall, and shall cause the Partnership to, afford the Purchaser, its accountants, counsel and other representatives, access, upon reasonable notice, to the Partnership's offices, equipment, records, files, contracts, agreements, books of account and tax returns and to make copies thereof and furnish the Purchaser with all such information concerning the Partnership as the Purchaser shall reasonably request.

    5.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Sections 3 or 4 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Sellers shall promptly notify the Purchaser of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against the Partnership or any Seller with respect to the Partnership, and of any facts or circumstances causing any of Sellers' representations and warranties contained herein or relating to any matters required to be set forth in the Schedules hereto to be untrue.

    5.3  OPERATIONS PRIOR TO THE CLOSING DATE.

         (a) Sellers shall cause the Partnership to operate and carry on its business only in the ordinary course substantially as presently operated. In furtherance and not in limitation of the foregoing, the Sellers shall cause the Partnership to (i) keep and maintain its assets and properties in good operating condition and repair (normal wear and tear excepted), (ii) use commercially reasonable efforts consistent with good business practice to maintain the business organization of the Partnership intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Partnership, and (iii) use commercially reasonable efforts to continue up to and including the Closing Date all existing policies of insurance in full force and effect and at least at such levels as are in effect on the date hereof.

         (b) Notwithstanding Section 5.3(a), except as expressly contemplated by this Agreement or except with the express prior written approval of the Purchaser, Sellers shall not permit or cause the Partnership to:

                   (i)   amend the Partnership Agreement;

                   (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase any partnership interest or other equity interest of the Partnership or otherwise) any partnership interest or other equity interest of the Partnership or securities exchangeable for or convertible into any partnership interest or other equity interest of the Partnership or other securities;

                   (iii) split, combine or reclassify any Partnership Interest or except as permitted under Section 5.12, declare, set aside or pay or make any distributions (whether in cash, equity interests or other property) in respect of the Partnership Interests;

                   (iv) make any material change in the Partnership's business or its operations not contemplated in the Budget or, other than in the ordinary course of business or as contemplated in the Budget, make any expenditure in respect thereof or in respect of the purchase of assets which shall exceed $10,000 in the aggregate.

                   (v) enter into any material contract, agreement, undertaking or commitment (or any extension or renewal thereof) unless such material contract, agreement, undertaking or commitment permits the Partnership the change in control contemplated in this Agreement;

                   (vi) amend or consent to the amendment of any contract, agreement, undertaking or commitment listed in SCHEDULE 3.12 except for amendments in the ordinary course of the Partnership's business consistent with past practices;

                   (vii) cancel any existing policies or binders of insurance or take or fail to take any action as a result of which insurers under such policies or binders could avoid liability for claims arising thereunder;

                   (viii) enter into any contract for the purchase of real estate or for the sale of any of the real estate listed in SCHEDULE
         3.14 or exercise any option to purchase real estate or enter into any lease of real estate or terminate any lease of real estate listed in
         SCHEDULE 3.16 or exercise any option to extend a lease listed in
         SCHEDULE 3.16 without the prior written consent of Purchaser, which consent will not be unreasonably withheld;

                   (ix) enter into any discussion, negotiation or transaction relating to the merger or consolidation of, or the sale of any partnership interests or other equity interests of the Partnership, or the sale, lease or other disposition of any portion of its properties or business or provide any information to any Person in connection therewith;

                   (x) initiate or acquiesce in any zoning variation or reclassification of the real estate listed in SCHEDULE 3.14 or SCHEDULE 3.16;

                   (xi) take any action referred to in clauses (a) though (m) of Section 3.8;

                   (xii) make any change in the accounting policies applied in the preparation of the financial statements included in SCHEDULE 3.5;

                   (xiii) modify any of the rates charged for cellular service on the Cellular System except for modifications made in the ordinary course of the Partnership's business consistent with past practices;

                   (xiv) hire any manager or employee;

                   (xv) enter into or modify any agreements for roaming service except for modifications made in the ordinary course of the Partnership's business consistent with past practices;

                   (xvi) enter into any lease or agreement to purchase goods or services involving more than $200,000 which has a term greater than six (6) months or which cannot be terminated by the Partnership without cost or penalty;

                   (xvii) transfer, assign, pledge, dispose of or encumber any Interest directly, by operation of law, merger, consolidation, liquidation or otherwise;

                   (xviii) incur any indebtedness to any Seller (other than the System Manager), an Affiliate of any Seller or any other Person;

                   (xix) terminate any Agent except upon a breach by such Agent of its agency contract with the Partnership; or

                   (xx) agree, or commit to do, or authorize any of the foregoing.

    5.4 CONSENTS AND APPROVALS. The Sellers shall use commercially reasonable efforts to obtain all consents of third parties required to be obtained by the Sellers and the Partnership with respect to their performance of this Agreement and cooperate fully with the Purchaser in connection with the Purchaser's requests and applications for the FCC and State Approvals which are necessary for the ownership of the Partnership and operation of the Cellular System following the Closing Date. By its execution of this Agreement each Seller hereby irrevocably waives its right of first refusal to purchase the Interests to be sold to the Purchaser set forth in Section 10.3 of the Partnership Agreement unless this Agreement is terminated in accordance with Section 22 below. Notwithstanding the provisions of Section 10.4 of the Partnership Agreement, each Seller hereby consents to the transfer of the Interests to the Purchaser even if such transfer will result in a termination of the Partnership for federal income tax purposes.

    5.5 OBLIGATIONS OF THE PURCHASER PRIOR TO CLOSING. During the Interim Period, the Purchaser shall:

         (a) not knowingly take any action or omit to take any action which will result in the violation by the Purchaser of any law, the violation of which would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or cause a material breach by the Purchaser of any of the representations and warranties of the Purchaser set forth in this Agreement; and

         (b) use commercially reasonable efforts to obtain timely all consents by third parties and all FCC and State Approvals which are necessary for the Purchaser's performance of this Agreement or for the Purchaser's ownership of the Interests.

    5.6 CONTROL OF THE CELLULAR SYSTEM. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the Closing, the Sellers shall maintain actual

(DE FACTO) and legal (DE JURE) control over the Cellular System and the Cellular Licenses controlled and operated by the Partnership. Specifically, and without limitation, the responsibility for the operation of the Cellular System shall, pending such Closing, reside with the Sellers including, but not limited to, responsibility for the following matters: (a) access to and the use of facilities and equipment; (b) control of daily operation; (c) creation and implementation of policy decisions; (d) employment, supervision and dismissal of employees; (e) payment of financing obligations and expenses incurred in the operation and construction of the Cellular System; (f) receipt and distribution of monies and profits derived from the operation of the Cellular System; and (g) execution and approval of all contracts and applications prepared and filed before regulatory agencies.

    5.7 FCC AND STATE REGULATORY APPROVAL. The Sellers and the Purchaser shall cooperate and use their respective commercially reasonable best efforts to prepare and file with the FCC and state regulatory authorities as promptly as practicable after the date of this Agreement, and in any event within fifteen business days after the date hereof, all requisite applications, together with related information, data and exhibits necessary to request issuance of orders approving the transactions contemplated by this Agreement by the FCC and such state regulatory authorities each of which shall become a Final Order satisfying the conditions set forth in Sections 6.6 and 7.5 of this Agreement. For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC or a state regulatory authority as to which (i) no request for stay by the FCC or state regulatory authority, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC or state regulatory authority, as applicable, and the time for filing any such petition has passed; (iii) the FCC or state regulatory authority, as applicable, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's or state regulatory authority's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

    5.8 BUDGET. During the Interim Period, the Partnership shall continue to make Capital Expenditures in accordance with the Budget. The Partnership shall not, without the prior written consent of the Purchaser which consent will not be unreasonably withheld, make any Capital Expenditure for any item in excess of such item's budgeted amount as set forth in the Budget. The Sellers shall cause the System Manager to deliver to the Purchaser monthly reports of the Partnership's Capital Expenditures for each month (including providing a comparison of the Partnership's actual Capital Expenditures for such month to that set forth in the Budget) in form and substance satisfactory to the Purchaser within ten (10) days after the expiration of such month.

    5.9 TRANSFER OF SECTION 4.9 PROPERTY. Prior to the Closing, each Seller who, pursuant to Section 4.9 of the Partnership Agreement or otherwise, is building or has built and is operating a cellular system in an area located in or which provides service within the RSA where the Partnership does not currently provide cellular service (an "Unserved Area") shall transfer to the Partnership, at no consideration, all right, title and interest of such Seller in all real and personal tangible and intangible assets, properties, equipment, licenses, rights and business related in any manner to the operation of such cellular system in the Unserved Area (the "Section 4.9 Property"), free and clear of all Encumbrances. In no event shall the transfer of the Section 4.9 Property to the Partnership increase the Purchase Price. The bills of sale, assignments and other instruments of conveyance required to assign and transfer all of the Section 4.9 Property to the Partnership shall be in such form and on such terms as is satisfactory to the Purchaser. Notwithstanding the foregoing (i) any areas within the RSA for which NewVector is currently authorized by the FCC, or has applied for authorization from the FCC, to provide cellular service in such areas ("NewVector Territory"), such licenses and applications for licenses for NewVector Territory being set forth on SCHEDULE 5.9 hereto, are not considered Unserved Areas for purposes of this Agreement, and (ii) Purchaser agrees that NewVector shall retain all right, title and interest in all real and personal tangible and intangible assets, properties, equipment, licenses, rights and business related to the operation of a cellular system in the NewVector Territory and such assets, properties, equipment, licenses, rights and business are not considered Section 4.9 Property for purposes of this Agreement.

    5.10 FINANCIAL AND OTHER REPORTS. During the Interim Period, the Sellers shall cause the System Manager to deliver on behalf of the Partnership to the Purchaser the following financial and other reports:

         (a) Within fifteen (15) days after the end of each calendar month during the Interim Period commencing with the calendar month ending January 31, 1997, the Partnership will deliver to the Purchaser an unaudited balance sheet of the Partnership and the related unaudited statement of income, cash flow and partners' capital as of the end of such month and for the period of the then current fiscal year to the end of such month, certified by the chief financial officer of the System Manager to be true and correct and to have been prepared in accordance with GAAP subject to normal year-end adjustments described in reasonable detail.

         (b) Within fifteen (15) days after the end of each calendar month during the Interim Period commencing with the calendar month ending January 31, 1997, the Partnership shall deliver to the Purchaser monthly and year-to-date summaries of (i) the number of Customers, (ii) gross activations, (iii) net activations, (iv) deactivations (and setting forth the reason therefor), (v) acquisition cost per gross activation, (vi) average monthly revenue per Customer, (vii) total number of roaming minutes, (viii) total roaming revenue and (ix) number of Agents.

    5.11 SUPPLEMENTAL DISCLOSURE. Sellers shall have the right from time to time prior to the Closing Date to supplement in writing the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of

Sellers made in this Agreement unless Purchaser fails to object in writing to Sellers to any such supplemental disclosure within fifteen (15) business days after Purchaser's receipt thereof If the Purchaser does not object to such supplemental disclosure within such 15-day period, such supplemental disclosure shall be deemed accepted by the Purchaser.

    5.12 EXCESS CASH FLOW. Any positive net cash flow after payment of operating expenses generated by the Partnership during the Interim Period shall be used for the following purposes in the following order of priority:

         (a) First, the first $2 million of such excess cash flow generated during the Interim Period shall be used to fund the Partnership's capital expenditures incurred and paid during the Interim Period in accordance with the Budget, provided, however, that if the Partnership uses less than $2 million to fund the entire Budget, such portion of the $2 million which is not used to fund the Budget shall remain in the Partnership at the Closing;

         (b) Second, after the first $2 million of such excess cash flow is used in accordance with Section 5.12(a), to pay amounts owed to the System Manager pursuant to Section 4.4 of the Partnership Agreement; and

         (c) Finally, after clauses (a) and (b) of this Section 5.12 have been satisfied, any remaining excess cash flow generated by the Partnership after payment of operating expenses may be distributed to the Sellers prior to the Closing.

    SECTION 6. CONDITIONS TO THE PURCHASER'S OBLIGATION. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived by the
Purchaser:

    6.1 OPINION OF COUNSEL FOR THE SELLERS. The Purchaser shall have received the written opinion of a lawyer in NewVector's legal department, counsel to the Sellers, dated as of the Closing Date, in the form attached hereto as EXHIBIT C, provided, however, that each Seller's counsel shall give those opinions set forth on EXHIBIT C with respect to such Seller that are specific to such Seller.

    6.2 OPINION OF FEDERAL AND STATE REGULATORY COUNSEL FOR THE SELLERS. The Purchaser shall have received the written opinion of Don Mukai, FCC counsel to the Sellers, dated as of the Closing Date, in the form attached hereto as EXHIBIT D.

    6.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (provided that those representations and warranties which already have a Material Adverse Effect qualification or other materiality qualification shall be true in all respects) on and as of the Closing Date as if made on and as of the Closing Date, except for changes not prohibited by this Agreement.

    6.4 PERFORMANCE OF THIS AGREEMENT. The Sellers shall have performed and observed in all material respects their covenants and obligations as set forth in this Agreement prior to or on the Closing Date.

    6.5 OFFICER'S CERTIFICATE. Each of the Sellers shall have delivered an officer's certificate, in form and substance reasonably satisfactory to the Purchaser, signed by an officer of such Seller in his capacity as such and certifying as to the matters set forth in Sections 6.3 and 6.4 of this Agreement.

    6.6 FCC AND STATE REGULATORY AUTHORITY FINAL ORDER. Each of the FCC and, if applicable, state regulatory authorities shall have issued Final Orders granting the FCC's and such state regulatory authority's consent to the transfer of control of the Partnership to the Purchaser without any conditions which the Purchaser reasonably deems to be adverse. Anything herein to the contrary notwithstanding, the Purchaser shall have the right (in its sole discretion) to waive the requirement set forth in the preceding sentence.

    6.7 LITIGATION. There shall be no injunction, decree or order issued by any court, governmental agency or authority, or any litigation instituted by any governmental agency or authority challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement.

    6.8 ADDITIONAL CLOSING ITEMS. At the Closing, the Sellers shall deliver to the Purchaser the items specified in Section 2.8(a) hereof.

    6.9 CONSENTS. On or prior to the Closing Date, the Sellers shall have received all consents, waivers and approvals required by Sections 3.4 and 3.10 hereof.

    6.10 ALL INTERESTS TENDERED. Subject to Section 24 hereof, all of the Sellers shall have tendered their Interests free and clear of all Encumbrances.

    6.11 DUE DILIGENCE. Purchaser and its agents and representatives shall have conducted a satisfactory legal, regulatory, engineering, financial and business due diligence review of the Cellular Assets, the Cellular System and the Partnership's business, the results of which shall be satisfactory to the Purchaser; PROVIDED, HOWEVER, that if Purchaser has not advised Sellers in writing prior to the forty-sixth (46th) day after the date hereof that the results of such due diligence are not satisfactory, the condition set forth in this Section 6.11 shall no longer apply and shall have been satisfied.

    6.12 CUSTOMERS; AGENTS. The Partnership shall have at least 5,500 Customers and 8 Agents as of the Closing Date.


    SECTION 7. CONDITIONS TO THE SELLERS' OBLIGATION. The obligations of the Sellers to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to such Closing Date, unless expressly waived by the
Sellers:

    7.1 OPINION OF COUNSEL FOR THE PURCHASER. The Seller shall have received the written opinion of Edwards & Angell, counsel to the Purchaser, dated as of the Closing Date, in the form attached hereto as EXHIBIT E.

    7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Section 4 of this Agreement shall be true and correct in all material respects on and as of such Closing Date as if made on and as of the Closing Date, except for changes not prohibited by this Agreement.

    7.3 PERFORMANCE OF THIS AGREEMENT. The Purchaser shall have performed and observed in all material respects its covenants and obligations under this Agreement prior to or on the Closing Date.

    7.4 OFFICER'S CERTIFICATE. The Purchaser shall have delivered an officer's certificate, in form and substance reasonably satisfactory to the Seller, signed by an officer of the Purchaser in his capacity as such and certifying as to the matters set forth in Sections 7.2 and 7.3 of this Agreement.

    7.5 FCC AND STATE REGULATORY AUTHORITY FINAL ORDER. The FCC and, if applicable, state regulatory authorities shall have issued a Final Order, granting the FCC's and such applicable state regulatory authority's consent to the transfer of control of the Partnership to the Purchaser.

    7.6 LITIGATION. There shall be no injunction, decree or order issued by any court, governmental agency or authority, or any litigation instituted by any governmental agency or authority, challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement.

    7.7 ADDITIONAL CLOSING ITEMS. At the Closing, the Purchaser shall deliver to the Sellers the items specified in Section 2.8(b) of this Agreement to which the Purchaser is a party.

    7.8 AUTHORIZATION CERTIFICATE. The Purchaser shall deliver to the Sellers a certificate of the secretary of the Purchaser as to the authority of the Purchaser to execute, deliver and perform its obligations under this Agreement.

    SECTION 8. 1996 AUDITED FINANCIALS. The Sellers hereby agree, and the Sellers hereby agree to cause the System Manager, the Partners' Committee members and the Partnership's employees, to cooperate fully with the Partnership and its accountants and the Purchaser in the preparation of an audited balance sheet of the Partnership as of December 31, 1996 and the related audited statement of income, cash flow and partners' capital for the twelve (12) month period ending December 31, 1996. The System Manager shall commence the preparation of such financial statements, and shall engage Arthur Andersen LLP (the "Auditor") to commence the financial audit of the Partnership in connection therewith, no later than March 31, 1997. Fees and expenses of such audit shall be borne solely by the Partnership. The Sellers shall cause the System Manager to provide the Purchaser and the Auditor with full access to the Partnership's books, records, work papers, schedules, facilities, employees, Partners' Committee members and the System Manager, and to cause such Persons to provide on a timely basis all information necessary or useful in preparing such audited financial statements.


    SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Sellers (whether jointly or severally) and the Purchaser in this Agreement or in any certificate or other instrument delivered by or on behalf of the Sellers or the Purchaser pursuant to this Agreement shall survive the Closing for a period of eighteen months after the Closing Date; PROVIDED, HOWEVER, that the representations and warranties set forth in Section 3.25 shall survive the Closing for a period of thirty-six months after the Closing Date and the representations and warranties set forth in Sections 3.1, 3.4, 3.6, 3.14, 3.15, 3.32, 4.1 and 4.2 shall survive for the applicable statute of limitations with respect to a claim that could be brought against the Partnership, the Sellers, or the Purchaser, as the case may be, with respect to the subject matter of such representations and warranties, and the representations and warranties contained in Section 3.2 shall survive without limitation as to time.


    SECTION 10.  INDEMNIFICATION.

    10.1. INDEMNIFICATION BY THE SELLERS. With respect to the representations in Section 3.1(a)(i) (as applicable), Section 3.2, Section 3.4,
Section 3.6, Section 3.18, the last sentence of Section 3.19, Section 3.21, the last sentence of Section 3.30 and Section 3.32, each Seller individually, and with respect to all other representations, each Seller severally (based on such Seller's percentage ownership of the outstanding Partnership Interests), agrees to indemnify and hold harmless the Purchaser and its Affiliates, successors and assigns (each, a "Purchaser Indemnified Party") from and against any and all Losses and Expenses incurred by such Indemnified Party in connection with or arising from:

         (a) any breach by the Sellers of, or any other failure of the Sellers to perform, any of its covenants, agreements or obligations in this Agreement or in any agreement or instrument contemplated hereby;

         (b) any breach of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of the Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of the Sellers pursuant hereto;

         (c) any failure of the Seller or the Partnership to obtain prior to the Closing any consent set forth in SCHEDULE 3.4; or

         (d) any claims arising from the Partnership being aggregated with NewVector for purposes of NewVector's employee pension benefit plan.

    10.2 INDEMNIFICATION BY THE PURCHASER.  Subject to the provisions of
Section 22, the Purchaser agrees to indemnify and hold harmless the Sellers and their Affiliates (each a "Seller Indemnified Party; and together with a Purchaser Indemnified Party, an "Indemnified Party") from and against all Losses and Expenses to which it or any of them may become subject in connection with or arising from:

         (a) any breach by the Purchaser of, or any other failure of the Purchaser to perform, any of its covenants, agreements or obligations in this Agreement or in any agreement or instrument contemplated hereby; or

         (b) any breach of any warranty on the inaccuracy, or alleged inaccuracy, of any representation of the Purchaser contained or referred to in this Agreement or any certificate delivered by or on behalf of the Purchaser pursuant thereto.

    10.3 NOTICE OF CLAIMS. If an Indemnified Party believes that it has suffered or incurred any Losses or Expenses, such Indemnified Party shall so notify the party or parties from whom indemnification is sought (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing.

    If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Losses or Expenses, such Indemnified Party shall promptly notify the Indemnifying Party or Parties of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 10.3 shall not affect any of such party's rights under this Section 10 except to the extent such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

    10.4 THIRD PARTY CLAIMS. The Indemnifying Party shall have 30 business days after receipt of the notice referred to in Section 10.3 to notify the Indemnified Party that it elects to conduct and control such action or suit and that it agrees to comply with clauses (i) through (iv) of this Section 10.4. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its reasonable discretion, and the Indemnifying Party shall, upon request from the Indemnified Party, promptly pay to such Indemnified Party in accordance with the other terms of this Section 10 the amount of any Losses and Expenses for which indemnification is provided hereunder. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the Indemnifying Party, defense, contest, settlement or compromise of such action or suit, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any defense, contest, settlement or compromise that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party;
(iii) the Indemnifying Party shall permit the Indemnified Party to participate in such defense, contest, settlement or compromise through counsel chosen by the Indemnified Party, but the fees and expenses of such counsel shall be borne by the Indemnified Party except as provided in clause
(iv) below; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the amount of any Losses resulting from such action or suit and all related Expenses incurred by the Indemnified Party, including reasonable fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party but excluding fees and expenses of counsel for the Indemnified Party incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party for which the Indemnifying Party is required to indemnify the Indemnified Party in accordance with the provisions of Section 10.1 or 10.2, as applicable. So long as the Indemnifying Party is contesting any such action or suit in good faith, the Indemnified Party shall not pay, settle or compromise any such action or suit. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as Losses or Expenses under this Section 10.

    10.5. LIMITATIONS. (a) BASKET. No Indemnification shall be required to be made by the Indemnifying Party until the aggregate amount of the Indemnified Party's Losses and Expenses exceeds $350,000 (the "Deductible") and then indemnification shall only be required to be made by the Indemnifying Party to the extent of such Losses and Expenses that exceed the Deductible; provided, however, the Deductable shall not be applicable to adjustments to the Purchase Price provided for in Section 2.5.

         (b) MATERIALITY QUALIFICATIONS. Notwithstanding anything to the contrary set forth in this Section 10, any qualification as to materiality or Material Adverse Effect contained in any representation or warranty under this Agreement shall be given effect for purposes of determining whether such representation or warranty has been breached; PROVIDED, HOWEVER, that notwithstanding the foregoing, if any such representation or warranty has been breached, the amount of any Losses incurred by Purchaser as a result of any such breach, and required to be indemnified for pursuant to this Section 10 shall be determined as though no such qualification as to materiality or Material Adverse Effect were contained in the representation or warranty so breached.

         (c) INDEMNIFICATION CAP. The aggregate amount of the indemnification obligation under Section 10.1 or 10.2 for Losses or Expenses to which Purchaser or Sellers may be entitled shall be limited in both cases to $7.5 million (in the case of the Sellers' indemnification obligation on a pro rata basis based on each Seller's percentage ownership of outstanding Partnership Interests).

         (d) INSURANCE PROCEEDS. The indemnification obligation, if any, of the Indemnifying Party shall be reduced to the extent of any available insurance proceeds; provided, however, that such reduction shall not be effective until the Indemnified Party has realized the benefit of any such insurance proceeds. The Indemnifying Party shall pay its indemnification obligations as and when required by this Section 10 and the Indemnified Party shall refund to the Indemnifying Party any such amounts determined to be in excess of the Indemnifying Party's obligations due to reductions pursuant to this Section 10.05(d).

         (e) SOLE REMEDY. From and after the Closing Date, the indemnification rights contained in this Section 10 shall constitute the sole and exclusive remedies of the parties hereunder, including, without limitation, any claim arising out of this Agreement.

    10.6 ESCROW. In addition to any other available remedies, any Purchaser Indemnified Party shall be entitled to recover funds pursuant to the Escrow Agreement in an amount equal to any Losses and Expenses to which it is entitled under this Agreement. The Purchaser shall first seek to recover funds (to the extent thereof) pursuant to the Escrow Agreement (and to exhaust such funds) in respect of any Losses and Expenses to which it is entitled under this Agreement before the Purchaser seeks recourse against the Sellers and their assets.


    SECTION 11. TAX RECORDS AND FILINGS. (a) After the Closing, each of the Sellers and the Purchaser shall make available to the other on reasonable request during regular business hours such books and records of that party or the Partnership, as the case may be, as may be appropriate for use in connection with the preparation of their respective tax returns, including any review thereof, and for any other reasonable purpose. Such books and records shall be retained for a period of ten years from the date of such Closing;
PROVIDED, HOWEVER, that after three years any portion of such books and records may be destroyed in whole or in part, by the party in possession thereof upon thirty (30) days prior written notice to the other party, unless the party to whom such notice is given shall object, in which event the objecting party shall be given such records in lieu of destruction thereof.

         (b) Pursuant to Section 708 of the Code, the transaction contemplated by this Agreement shall cause a termination of the Partnership for federal income tax purposes. Accordingly, Sellers shall be responsible, and shall have sole authority, for the preparation and filing of the Partnership's federal, state and local income tax returns attributable to all taxable periods ending on or before the date of the Partnership's termination as determined for federal income tax purposes. Sellers shall retain copies of all books and records reasonably necessary for the preparation of such income tax returns.

    SECTION 12.  CONFIDENTIALITY.

    12.1 PRIOR TO CLOSING. Unless and until the transactions contemplated hereby shall have been consummated, and except as may be otherwise required by applicable law or regulation, each of the Sellers and the Purchaser shall and shall cause its employees, agents and representatives to, maintain in confidence and not otherwise use information, documents and data furnished to it, or to any person or entity on its behalf, by the Purchaser, the Sellers or the Partnership, as the case may be, in connection herewith.

    12.2 FAILURE TO CLOSE.  Upon termination of this Agreement pursuant to
Section 22 hereof, the Purchaser shall return all written information, documents and data furnished to the Purchaser or to any Person on its behalf and all copies thereof with respect to the Partnership.

    12.3 REMEDIES. The Purchaser and the Sellers hereby acknowledge that there may not be an adequate remedy at law for the breach of this Section 12 and that, in addition to any other remedies available to the Seller, the Seller shall be entitled to injunctive relief for such breach.


    SECTION 13. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally or sent by telecopy:

    If to the Purchaser:     13439 N. Broadway Extension
                             Suite 200
                             Oklahoma City, Oklahoma  73114
                             Attention:  Everett Dobson
                             Facsimile No.:  (405) 391-0515
    with copies to:          David K. Duffell, Esq.
                     Edwards & Angell
                     2800 Hospital Trust Tower
                     Providence, Rhode Island  02903
                     Facsimile No.:  (401) 276-6602

    If to Aztel:     c/o Telephone & Data Systems, Inc.
                     30 North LaSalle Street, Suite 4000
                     Chicago, Illinois  60602-1900
                     Attention:  Mike Chesney
                     Facsimile No.:  (312) 630-9299

    with a copy to:          William DeCarlo, Esq.
                     Sidley & Austin
                     One First National Plaza
                     Chicago, IL  60603
                     Facsimile No.: (312) 853-4100

    If to Gila:      c/o Gila River Indian Community
                     Tribal Administration
                     7065 West Allison
                     Chandler, Arizona  85226-5135
                     Attention:  Robert Porter
                     Facsimile No.:  (520) 796-7534

    with a copy to:          Karen Liepmann, Esq.
                     O'Connor, Cavanagh, Anderson, Westover, Killingsworth &
                       Beshears
                     Suite 1100
                     One East Camelback Road
                     Phoenix, AZ  85012-1656
                     Facsimile No.:  (602) 263-2900

    If to NewVector: 7800 East Orchard Road
                     Suite 490
                     Englewood, CO  80111
                     Attention:  Christine Doyle
                     Facsimile No.:  (303) 793-6491

    with a copy to:          Laura Reilly, Esq.
                     U S WEST, Inc.
                     7800 East Orchard Road, Suite 490
                     Englewood, CO  80111
                     Facsimile No.:  (303) 793-6707

    If to TOUA:      c/o Tohono O'odham Nation
                     P.O. Box 816
                     Sells, Arizona  85634
                     Attention:  Charles Wiese
                     Facsimile No.:

    with a copy to:          Stephen G. Kraskin, Esq.
                     Kraskin & Lesse
                     2120 L Street, NW
                     Suite 520
                     Washington, DC  20037
                     Facsimile No.:  (202) 296-8893


or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this Section 13 shall be deemed given on the third business day after they are mailed, notices sent by overnight courier service shall be deemed given on the first business day after they are placed in the hands of a representative of such service and notices sent by telecopy shall be deemed given when sent if sent between 9 a.m. and 5 p.m. Oklahoma City time or the next business day thereafter if sent after 5 p.m. Oklahoma City time. For purposes of this Agreement, the term "business day" refers to a day which is not a Saturday, Sunday or legal holiday in the State of Arizona.


    SECTION 14. THIRD PARTY RIGHTS. It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement.

    SECTION 15. PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may, however, assign its rights or delegate its obligations under this Agreement (whether by operation of law or otherwise) to any other Person without the express prior written consent of the other parties hereto, except Purchaser may assign its rights hereunder to its lenders and Purchaser shall have the right to assign all or any portion of its rights in accordance with the provisions of Section 24 hereof. Following the Closing Date, any Person who succeeds to all or any portion of the Partnership's assets, either by sale, assignment, operation of law or otherwise, shall enjoy all of the benefits of the representations, warranties and covenants of the Sellers set forth herein with respect to the assets of the Partnership.


    SECTION 16. CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona without giving effect to the provisions thereof regarding conflict of law.


    SECTION 17. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior oral or written understanding or agreement of the parties with respect to the transactions contemplated hereby, including specifically and without limitation, the Letter of Intent. The parties may, by mutual agreement in writing, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any obligations of any other party; (ii) waive any inaccuracies in representations and warranties by any other party; (iii) waive performance of any obligations by any other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations hereunder. Any such amendment or waiver must be in writing and signed by an officer of the parties or party to such amendment or waiver.


    SECTION 18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.


    SECTION 19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same agreement.

    SECTION 20. EXPENSES AND FEES. Each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution or closing of the transactions contemplated by this Agreement, including the preparation, filing and prosecution of its portion of the applications and other materials required under Section 5.7 of this Agreement, and any application fee or grant fee which may be charged or assessed by the FCC or any state regulatory authority as a result of the transactions shall be borne equally by the Sellers on the one hand and the Purchaser on the other hand. Notwithstanding the foregoing, the Sellers shall pay any federal, local and state income Taxes assessed against the Sellers or the Partnership or due from the Sellers or the Partnership in connection with the sale of the Interests to the Purchaser. Sellers also shall bear any sales, use, transfer, stamp and other similar Taxes arising from the sale of the Interests to the Purchaser.


    SECTION 21. SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement.


    SECTION 22.  TERMINATION.

         (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement (i) may be terminated at any time by the mutual consent of the Sellers and the Purchaser; (ii) may be terminated by either Purchaser or any two of the Sellers if the Closing shall not have occurred on or before September 1, 1997 by reason of the failure of any of the conditions set forth in Sections 6.6 or 7.5 to be satisfied by such date, provided Sellers or Purchaser, as the case may be, shall not have the right to so terminate this Agreement if such party's breach of this Agreement contributed in a material way to the failure of such conditions to be satisfied; (iii) by Purchaser if Sellers shall have materially breached any of their representations (provided that those representations that have a Material Adverse Effect qualification or other materiality qualification shall be read without regard to such Material Adverse Effect Qualification or other materiality qualification) or covenants herein;
(iv) by any two of the Sellers if Purchaser shall have materially breached any of its representations or covenants herein; and (v) if Purchaser provides written notice to the Sellers within the forty-five (45) day period referenced in Section 6.11 that the results of its due diligence review were unsatisfactory.

         (b)  In the event that this Agreement shall be terminated pursuant to
Section 22 (a)(i), (ii) or (v), all further obligations of the parties under this Agreement (other than Section 2.3, Section 12 and Section 20) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for the breach of its representations, warranties, covenants and other obligations arising under this Agreement and Purchaser shall be entitled to receive the Deposit and all earnings thereon.

    SECTION 23. REMEDIES. The Seller and the Purchaser acknowledge and agree that, because of the unique nature of the Cellular System and the business operations conducted by the Partnership, the failure of the Sellers to carry out their obligations to perform this Agreement and to sell the Interests in accordance with the terms and conditions of this Agreement would cause the Purchaser to incur damages for which there is no adequate remedy at law; the Sellers and the Purchaser accordingly agree that, in addition to any other remedies available to the Purchaser either at law or in equity, the Purchaser shall be entitled to the remedy of specific performance upon any failure by the Sellers to perform their obligations in accordance with the terms and conditions of this Agreement.

    SECTION 24. PURCHASER RESTRUCTURING. Purchaser and its Affiliates are currently contemplating an internal restructuring (the "Restructuring") which may or may not involve the Gila River Indian Community (which holds an interest in Gila) becoming a partner of the Partnership. Notwithstanding anything else set forth herein to the contrary, Purchaser shall have the right in connection with the Restructuring to assign any of its rights under this Agreement to any Affiliate and/or the Gila River Indian Community.

    SECTION 25.  ARBITRATION.

    25.1 CLAIMS. All claims by Purchaser or Seller(s) by one against the other arising out of or related in any manner to this Agreement or any of the assets or the transactions shall be resolved by arbitration, as prescribed herein. This transaction shall be deemed to include and impact matters of interstate commerce and therefore the Federal Arbitration Act, 9, U.S.C. Sections 1 to 15, not state law, will govern the arbitrability of all claims.

    25.2 RULES. A single arbitrator engaged in the practice of law, who is knowledgeable about the cellular industry, cellular law and who has at least eight (8) years of experience litigating in federal district court, shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures. The arbitration shall be conducted in the AAA office in Phoenix, Arizona.

    25.3 NO DISCOVERY; DAMAGES; EXPENSES. The Buyers and Seller shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall rule on unresolved discovery disputes. Each party shall bear its own costs and attorneys' fees. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

    25.4 JUDICIAL OR ADMINISTRATIVE ACTION. If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

    SECTION 26. LIMITATION OF LIABILITY. Neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any kind including but not limited to any loss of use, loss of business, or loss of profit arising out of any claim whether arising in contract or tort for any breach of an obligation under this Agreement; PROVIDED, HOWEVER, that this
Section 26 shall not apply to any party's breaches of its indemnification obligations pursuant to Section 10 above.

    IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Purchase Agreement to be executed by their duly authorized representatives as of the day and year first written above.

                                       PURCHASER:

                                       DOBSON CELLULAR OF ARIZONA, INC.

                                       By:     Everett Dobson
                                          ------------------------
                                       Everett Dobson
                                       President


                                       SELLERS:

                                       AZTEL, INC.

                                       By:     Leroy T. Cavlson
                                          ------------------------
                                       Title:  Authorized Representative

                                       GILA RIVER TELECOMMUNICATIONS, INC.

                                       By:    Name Unreadable
                                          ------------------------
                                       Title:  Chairman of the Board of
                                               Directors


                                       U S WEST NEWVECTOR GROUP, INC.

                                       By:     Name Unreadable
                                          ------------------------
                                       Title:  Vice President

                                       TOHONO O'ODHAM UTILITY AUTHORITY

                                       By:     Charles W. Wiene
                                          ------------------------
                                       Title:  General Manager

                                  Schedule 2

                        EQUITY OWNERSHIP OF PARTNERSHIP



Investor            Partnership Interest      Voting Rights      Purchase Price
--------            --------------------      -------------      --------------

  Aztel                   22.2525%                 25%            $11,816,077

  Gila                    41.9500%                 25%            $22,275,450

NewVector                 13.5450%                 25%            $ 7,192,395

  TOUA                    22.2525%                 25%            $11,816,077
                          --------                 ---            -----------
                            100%                   100%           $53,100,000
                          --------                 ---            -----------
                          --------                 ---            -----------


                                      1